Erik A. Ostensoe, P. Geo.

Consulting Geologist

4306 West 3rd Avenue

Vancouver, B. C., Canada

V6R 1M7.

April 11, 2007.

Mainland Resources Inc.

Vancouver, B. C.,

Re:	Mainland Resources Inc. (the "Company")
Registration Statement on Form SB - 2

I am the author of the technical report titled "Review and Recommendations, Southwest and Sedona Claims" dated May 6, 2006 and revised March 1, 2007 (the "Report") referred to in the Form SB - 2 of the Company dated April 11, 2007. I hereby consent to being named as an expert in the Form SB - 2 and to the use of, or reference to, the Report in the Form SB -2. I further consent to the filing of this consent letter as an exhibit to the Form SB - 2 to be filed with the U. S. Securities and Exchange Commission.

Yours truly,

/s/ Erik A. Ostensoe

Erik A. Ostensoe, P. Geo.

CW1152471.1